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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

Robert Rodin and Henry W. Chin certify that:

1. They are the President and Secretary, respectively, of Marshall Industries, a California corporation.

2. Article FOURTH of the articles of incorporation of this corporation is amended to read as follows:

           "FOURTH: This corporation is authorized to issue two classes of shares which shall be designated 'Common Stock' and 'Preferred Stock'. The total number of said shares shall be forty million two hundred thousand (40,200,000) shares; the aggregate par value of all shares that are to have par value shall be Forty Million Dollars ($40,000,000); the total number of Common shares shall be forty million (40,000,000), and the par value of each Common share shall be One Dollar ($1.00); the total number of Preferred shares shall be two hundred thousand (200,000); all of said Preferred shares shall be without par value.

           The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, the rights and terms of redemption (including sinking fund provision), redemption price or prices, or the liquidation preferences of any wholly unissued series of Preferred Stock, or the number of shares constituting any unissued series of Preferred Stock and the designation of such series, or all or any of them; or to increase or to decrease (but not below the number of shares of such series then outstanding) the number of shares constituting any outstanding series the number of shares of which was fixed by the Directors. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

           Upon the amendment of this Article Fourth to read as hereinabove set forth, each share of Common Stock issued and outstanding at the close of business on February 14, 1994, is divided into two shares of Common Stock."

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment to the Articles of Incorporation was one which may be adopted with approval by the Board of Directors alone, pursuant to
    Section 902(c) of the California General Corporation Law, because one class of shares of the Corporation is outstanding.
                                          ______________________________________
                                          Robert Rodin, President
                                          ______________________________________
                                          Henry W. Chin, Secretary

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